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                                                                   Exhibit 10.43


October 9, 2000

Ms. Patricia H. McCall
10350 Magdalena Road
Los Altos Hills, CA 94024

Dear Pat:

On behalf of ChipPAC, Inc. ("ChipPAC"), I am pleased to provide you with this revised offer for the position of Senior Vice President Administration, General Counsel and Secretary. You will be reporting to Dennis McKenna, President and Chief Executive Officer.

Should you accept this revised offer, your compensation will include:

An annual base salary of $250,000.00 (Two Hundred Fifty Thousand Dollars) to be paid on a semi-monthly basis.

Participation in the ChipPAC Short Term Incentive (STI) Plan. (Participation in the Plan is on a full month's basis. If you start on or later than the 16th of the month, you will begin participation on the first of the following month.) Your annual STI target is 80% of your base salary. For 2000, you will be guaranteed a prorated payout of 100% of your target from your hire date. In addition ChipPAC will guarantee a minimum of 50% of your target payout for your 2001 STI payment.

Subject to approval by the Board of Directors, you will be granted an option to purchase 100,000 shares of ChipPAC stock in accordance with rules established under the ChipPAC 2000 Equity Incentive Plan (the "Plan"), a copy of which is attached. The options will vest over four years. The exercise price will be set at the fair market value as determined by the Board of Directors in accordance with the Plan. In the event there is a change of control (as defined in the Plan), the options will vest and become fully exercisable at that time.

Eligibility to participate in the standard benefits offered to employees of ChipPAC.

You will be eligible to accrue the maximum of four weeks vacation per year beginning with your date of hire.

As a further incentive ChipPAC will provide you with a one-time sign-on bonus of $25,000. If you should voluntarily terminate your employment within 12 months after receiving the sign-on bonus monies, you will return to ChipPAC all of those monies.

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In the event that ChipPAC terminates your employment without cause, you will be eligible to receive severance in an amount equivalent to eight months of your base salary and bonus for the fiscal year in which such termination occurs. The bonus will be prorated for the days of the performance period you would have otherwise been eligible, up to the date of termination, and provided the company has achieved its targets such that a bonus is paid out to other eligible participants for that performance period. These severance amounts shall be reduced by the amount of any compensation you receive with respect to any other employment during the eight-month period commencing on the date of your termination. As a condition of ChipPAC's obligations (if any) to make such severance payments, you will be required to sign a mutual release agreement at the company's direction.

Should there occur a change of control (as defined in the Plan) of ChipPAC, then during the period (if any) following a change of control that you continue to provide services, the terms and provisions of this employment letter shall continue in full force and effect, unless one or more of the following occurs

   (i) your employment is terminated within 6 months of such change of control

   (ii) a material adverse change in your position causing it to be of materially less responsibility without your written consent, and such a materially adverse change shall in all events be deemed to occur if you no longer serve as Senior Vice President Administration, General Counsel reporting to the President and Chief Executive Officer, unless you consent in writing to such change;

   (iii) a reduction, without your written consent, in your level of base salary by more than 10% or a reduction by more than 10% in the target annual short term incentive opportunity as compared to the target annual short term incentive opportunity of the prior year

   (iv) a relocation of the Company's executive offices from their current location by more than 50 miles, without your written consent in which event you will be eligible to receive severance in an amount equivalent to 8 months of your base salary and bonus for the fiscal year in which such termination occurs. The bonus will be prorated for the days of the performance period you would have otherwise been eligible, up to the date of termination, and provided the company has achieved its targets such that a bonus is paid out to other eligible participants for that performance period. As a condition of ChipPAC's (or any successor's) obligations (if any) to make such change of control severance payments, you will be required to sign a mutual release agreement at the company's direction.

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The Immigration Control and Reform Act of 1986 requires that all new employees submit proof of employment eligibility. This proof should be submitted on your first day of employment, along with the enclosed I-9 form. To satisfy the I-9 requirements, please refer to the back of the I-9 document. You can fulfill the I-9 requirements by providing one document from list A or by providing one document from both List B and List C. Bring these documents with you on your first day of employment.

We hope that you and ChipPAC will find mutual satisfaction with your employment. ChipPAC is excited about your joining the company and looks forward to a beneficial and fruitful relationship. ChipPAC recognizes the traditional Employment-At-Will doctrine between an employer and an employee which means that either party has the right to terminate the employment relationship at any time with or without cause or notice. Similarly, we both agree that any dispute arising with respect to your employment, the termination of that employment, including any alleged breach of contract claims or breach of covenant of good faith and fair dealing related to your employment at ChipPAC shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association.

Enclosed you will find ChipPAC's Standard Invention and Confidentiality Agreement form for your review. ChipPAC expects that you will maintain confidentiality of any proprietary information received from your previous employers. It is ChipPAC's understanding that any such agreements will not prevent you from performing the duties of this position. If you accept this offer of employment, please sign the enclosed copy of this offer letter and send it back as soon as possible. Please bring the ChipPAC Standard Inventions and Confidentiality Agreement on your first day of employment.

This letter and the Agreement contain the entire agreement with respect to your employment and supersedes any prior agreements regarding your employment status. No ChipPAC representative, with the exception of ChipPAC's President or an officer in Human Resources has any authority to modify or enter into an agreement or modification, express or implied, contrary to the foregoing. Any such modification or agreement must be in writing and signed by you and the President or an officer in Human Resources, and must clearly and expressly specify an intent to change the at will nature of your employment.

We look forward to counting you among those who will enjoy the growth and success of ChipPAC and hope that you will join us during this exciting time. Please indicate your acceptance of this offer of employment by signing a copy of this letter in the space below and returning one copy of this letter to me no later than October 13, 2000.

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If you have any questions, please feel free to contact me at (408) 486-5904.

Sincerely,


Connie Fredrickson-Bray
Vice President, Human Resources

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